EXHIBIT 4.51
DATED 20 January 2011
NEWLEAD HOLDINGS LTD.
as Issuer
and
LEMISSOLER CORPORATE MANAGEMENT LIMITED
as Recipient

SHARE ISSUANCE AGREEMENT

relating to the issuance of common shares in NewLead Holdings Ltd.

THIS AGREEMENT is made on 10 January 2011 between:
(1)	NEWLEAD HOLDINGS LTD, a company organised and existing under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (the “Issuer”); and

(2)	LEMISSOLER CORPOPRATE MANAGEMENT LIMITED, a corporation organised and existing under the laws of the Cyprus, having its registered office at 17-21B Agias Zonis Street, Eleni Court, P.O.Box 54970, CY-3027, Limassol, Cyprus (the “Recipient”).
WHEREAS:
A.	Australia Holdings Ltd., Brazil Holdings Ltd., China Holdings Ltd. and Grand Rodosi Inc., all being subsidiaries of the Issuer (together the “Sellers”) sold m.v. “AUSTRALIA”, m.v. “BRAZIL”, m.v. “CHINA” and m.v. “GRAND RODOSI” (each a “Vessel” and together the “Vessels”) to Prime Mountain Shipping Ltd, Prime Lake Shipping Ltd, Prime Time Shipping Ltd and Prime Hill Shipping Ltd (together the “Buyers”) in accordance with the terms of an acquisition agreement, dated as of 23 November 2010, entered into between (amongst others) the Buyers and the Sellers (the “Acquisition Agreement”).

B.	Immediately following such sale and delivery each of the Buyers let and demised the relevant Vessel then owned by it to Prime Mountain Maritime Ltd, Prime Lake Maritime Ltd, Prime Time Maritime Ltd and Prime Hill Maritime Ltd respectively (together the “Head-Charterers”) and each of the Head-Charterers hired such Vessel, in accordance with the terms of the Head-Charters (as hereinafter defined).

C.	Immediately upon delivery to each of the Head-Charterers, each of the Head-Charterers let and demised the relevant Vessel to the Sellers as sub-charterers respectively (the “Sub-Charterers”) and each of the Sub-Charterers hired such Vessel, in accordance with the Acquisition Agreement and the terms of the Sub-Charters (as hereinafter defined).

D.	Pursuant to the Acquisition Agreement, the Sellers agreed that the Issuer shall, amongst other things, enter into this Agreement pursuant to which the Issuer will issue and grant to the Recipient certain Common Shares (as hereinafter defined) in accordance with the terms of this Agreement (defined and referred to in the Acquisition Agreement as the “Warrants Instrument” notwithstanding the form or substance of this Agreement).
IT IS AGREED AS FOLLOWS:
1	DEFINITIONS AND INTERPRETATION
1.1	The definitions and rules of interpretation set out in this Section apply to this Agreement.
1.1.1	“Bye-Laws” means the bye-laws of the Issuer current at the date of this Agreement or as amended from time to time;

1.1.2	“Common Shares” means the common shares of the Issuer of $0.01 par value per share having the rights and privileges set out in the Bye-Laws;

1.1.3	“Directors” means the board of directors of the Issuer from time to time;

1.1.4	“Head-Charters” means together each of the following head-bareboat charters:
1.1.4.1	the head-bareboat charter dated 23 November 2010 entered into between Prime Mountain Shipping Ltd (as owner) and Prime Mountain Maritime Ltd (as head-charterer) in relation to m.v. “AUSTRALIA”;

1.1.4.2	the head-bareboat charter dated 23 November 2010 entered into between Prime Lake Shipping Ltd (as owner) and Prime Lake Maritime Ltd (as head-charterer) in relation to m.v. “BRAZIL”;

1.1.4.3	the head-bareboat charter dated 23 November 2010 entered into between Prime Time Shipping Ltd (as owner) and Prime Time Maritime Ltd (as head-charterer) in relation to m.v. “CHINA”; and

1.1.4.4	the head-bareboat charter dated 23 November 2010 entered into between Prime Hill Shipping Ltd (as owner) and Prime Hill Maritime Ltd (as head-charterer) in relation to m.v. “GRAND RODOSI”;
1.1.5	“Last Reported Sale Prices” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Shares are listed for trading. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, then the “Last Reported Sale Price” will be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Common Shares are not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose;

1.1.6	“Sub-Charters” means together each of the following sub-bareboat charters:

1.1.6.1	the sub-bareboat charter dated 23 November 2010 entered into between Prime Mountain Maritime Ltd (as head-charterer) and Australia Holdings Ltd. (as sub-charterer) in relation to m.v. “AUSTRALIA”;

1.1.6.2	the sub-bareboat charter dated 23 November 2010 entered into between Prime Lake Maritime Ltd (as head-charterer) and Brazil Holdings Ltd. (as sub-charterer) in relation to m.v. “BRAZIL”;

1.1.6.3	the sub-bareboat charter dated 23 November 2010 entered into between Prime Time Maritime Ltd (as head-charterer) and China Holdings Ltd. (as sub-charterer) in relation to m.v. “CHINA”; and

1.1.6.4	the sub-bareboat charter dated 23 November 2010 entered into between Prime Hill Maritime Ltd (as head-charterer) and Grand Rodosi Inc. (as sub-charterer) in relation to m.v. “GRAND RODOSI”;
1.1.7	“Subsidiary” means, with respect to any legal or natural person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such person; (ii) such person and one or more Subsidiaries of such person; or (iii) one or more Subsidiaries of such person.
1.2	Words and expressions defined in the Bye-Laws shall, unless otherwise defined in this Agreement, have the same meaning when used in this Agreement.

1.3	Headings are inserted for convenience only and shall be ignored in the interpretation of this Agreement.

1.4	In this Agreement, unless the context otherwise requires:
1.4.1	references to Clauses, Sections, paragraphs and Schedules are to be construed as references to the Clauses, Sections and paragraphs of, and schedules to, this Agreement and references to this Agreement include its Schedules;

1.4.2	reference to (or to any specified provision of) this Agreement or any other document or Agreement shall be construed as a reference to this Agreement, that provision or that document or Agreement as in force for the time being and as amended in accordance with the terms thereof;

1.4.3	references to a person shall be construed as including references to an individual, firm, company, corporation or unincorporated body of persons;

1.4.4	references to the singular shall include the plural and vice versa; and

1.4.5	references to statutory provisions shall be construed as references to those provisions as replaced, amended or re-enacted from time to time.
2	SHARE ISSUANCE; PRO-RATA ADJUSTMENT
2.1	On the date hereof, the Issuer shall, by irrevocable written instruction, instruct its transfer agent to issue to the Recipient 36,480 Common Shares.

2.2	Subject to adjustment as set forth in Section 2.4 below, within 10 days following each of the first and second anniversary of the date hereof, the Issuer shall deliver to the Recipient, at Issuer’s option, either (a) US$182,400 in cash, or (b) US$182,400 worth of Common Shares, with each Common Share being valued at 120% of the 30-day average of the Last Reported Sale Prices for the 30 days prior to each such anniversary date.

2.3	Subject to adjustment as set forth in Section 2.4 below, within 10 days following each of the third, fourth, fifth, sixth and seventh anniversary of the date hereof, the Issuer shall deliver to the Recipient, at Issuer’s option, either (a) US$109,440 in cash, or (b) US$109,440 worth of Common Shares, with each Common Share being valued at 120% of the 30-day average of the Last Reported Sale Prices for the 30 days prior to the applicable anniversary date.

2.4	Notwithstanding anything to the contrary set forth herein, if any of the Sub-Charters are terminated by any Sub-Charterer prior to the expiration of its stated term, then the cash payment or the total number of Common Shares to be issued pursuant to Sections 2.2 and 2.3 above, shall each be reduced pro-rata based on the value of the Vessel whose Sub-Charter has been terminated to the total value of all of the Vessels. Following such adjustment, the amount of any cash payment or the number of Common Shares remaining to be paid or issued pursuant to Sections 2.2 and 2.3 above on any anniversary of the date hereof shall be reduced pro-rata based on the payment to be made or the number of Common Shares originally issuable on such anniversary. For purposes hereof, the values of the Vessels are as follows: US$17,500,000 for the GRAND RODOSI, US$32,750,000 for the BRAZIL, US$24,500,000 for the AUSTRALIA and US$19,500,000 for the CHINA. For the sake of clarification, the pro-rata reduction of any cash payment to be made or Common Shares to be issued as per Sections 2.2 and 2.3 is only applicable for cash payments not yet paid or Common Shares not yet issued and will not reverse any cash payments or Common Shares already delivered to the Recipient.

2.5	Calculations. All calculations made by the Issuer under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable and, absent manifest error, will be binding on the parties hereto.
3	ENTIRE AGREEMENT

This Agreement sets out the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and it is expressly declared that no variations hereof shall be effective unless made in writing and signed by or on behalf of each of the parties.
4	GOVERNING LAW

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of this Agreement and the transactions herein contemplated (“Proceedings”) (whether brought against a party hereto or its respective affiliates, employees or agents) may be commenced non-exclusively in the state and federal courts sitting in New York City, New York (the “New York Courts”). The Issuer and the Recipient, hereby irrevocably submits to the non-exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. The Issuer and the Recipient, hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Issuer and the Recipient, hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either the Issuer or the Recipient shall commence a Proceeding to enforce any provisions of this Agreement, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

IN WITNESS WHEREOF this Agreement has been duly executed on behalf of the Issuer as an Agreement and is intended to be and is hereby delivered on the day and year first above written.

SIGNED AS A DEED	)
by Michail Zolotas	)
duly authorised for and on behalf of	)	/s/ Michail Zolotas
NEWLEAD HOLDINGS LTD.	)
in the presence of:	)

/s/ Peter G. Kallifidas
Peter G. Kallifidas
Attorney-at-Law

SIGNED AS A DEED	)
by Philippos Plikis	)
duly authorised for and on behalf of	)	/s/ Philippos Plikis
LEMISSOLER CORPORATE	)
MANAGEMENT LIMITED	)
in the presence of:	)

/s/ Petros Monogios
Petros Monogios